FUSHI COPPERWELD COMPLETES “GOING PRIVATE” TRANSACTION

BEIJING, China, December 27, 2012 – Fushi Copperweld, Inc. (“Fushi” or the “Company”) (NASDAQ: FSIN) announced today the completion of the transaction contemplated by the Agreement and Plan of Merger dated as of June 28, 2012 (the “Merger Agreement”), among the Company, Green Dynasty Limited (“Green Dynasty”), Green Dynasty Acquisition, Inc. (“Merger Sub”), and Green Dynasty Holdings Limited, pursuant to which the Company became a wholly-owned subsidiary of Green Dynasty, an entity affiliated with Mr. Li Fu, the Company’s Chairman and Co-Chief Executive Officer.

Fushi’s stockholders are entitled to receive $9.50 in cash for each share of Fushi common stock that they held immediately prior to the effective time of the merger. Holders of stock certificates will receive letters of transmittal with instructions on how to deliver their shares of common stock to the paying agent. Stockholders who held shares of Fushi common stock through a bank or broker will not have to take any action to receive cash for their shares, as such payments will be handled by the bank or broker.

As a result of the merger, Fushi is now a privately-held company. As previously announced, trading of the Company's common stock on the NASDAQ Global Select Market will be suspended immediately prior to the opening of trading on December 27, 2012 and NASDAQ has filed a notification of removal of listing and registration on Form 25 with the Securities and Exchange Commission ("SEC") with respect to Fushi's common stock. The Company intends to deregister its common stock and to suspend its reporting obligations under the Securities Exchange Act of 1934, as amended, by promptly filing a Form 15 with the SEC.

About Fushi Copperweld

Fushi Copperweld, Inc., through its wholly owned subsidiaries, Fushi International (Dalian) Bimetallic Cable Co. Ltd., and Copperweld Bimetallics LLC, is the leading manufacturer and innovator of copper-clad bimetallic engineered conductor products for electrical, telecommunications, transportation, utilities and industrial applications. With extensive design and production capabilities, and a long-standing dedication to customer service, Fushi Copperweld is the preferred choice for bimetallic products worldwide.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as "will," "believes," "expects" or similar expressions. All statements that address events or developments that we expect or anticipate will occur in the future – including statements relating to the expected timetable for completing the proposed transaction and the ability of the Company to obtain the approvals required to consummate the transaction – are forward-looking statements. These forward-looking statements may also include statements about our proposed discussions related to our business or growth strategy, which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov.